Exhibit 99.1

Press Release

S1 Corporation Names John W. Spiegel to Board of Directors; Veteran Banking Executive and Former SunTrust Chief Financial Officer Strengthens S1 Board

ATLANTA, Sep 29, 2004 (BUSINESS WIRE) — S1 Corporation (Nasdaq: SONE), a leading provider of integrated front-office applications for financial institutions, today announced that the company’s Board of Directors has named John W. Spiegel, recently retired vice chairman and chief financial officer of Atlanta-based SunTrust Banks, Inc., as a director.

Spiegel announced plans to retire from SunTrust, the nation’s ninth-largest bank, in August, 2004. During his years of tenure as CFO at SunTrust, Mr. Spiegel was responsible for the top 10 bank’s financial stewardship. This included responsibility for finance-related functions such as accounting, funds management, risk management, strategic finance and taxes, mergers and acquisitions, audit, investor relations and the treasury unit. Spiegel was also an officer and director of various SunTrust subsidiaries, and he became a vice chairman of SunTrust in 2000. Spiegel is credited with providing steady leadership of SunTrust’s financial management during a long period of strong and consistent earnings growth.

“John Spiegel has 40 years of industry experience as a leader with one of the most successful banks in the U.S,” said Jaime Ellertson, S1 CEO. “His first-hand experience, insight, and strategic focus are invaluable to S1 as the company continues to establish its leadership and deliver on the vision of integrated front-office solutions that enable financial institutions to grow revenue and reduce costs.”

“I am joining the S1 team at an exciting time for the company and the industry,” said Spiegel. “S1’s recent launch of new integrated front-office solutions opens new opportunities for the company, and I look forward to sharing my industry experience with senior management in support of their efforts.”

In addition to his distinguished career at SunTrust, Spiegel serves on the Board of Directors and is a past chairman of the Bank Administration Institute, the financial services industry’s leading professional organization. He also serves on the Board of Directors for several organizations including the Rock-Tenn Company, Bentley Pharmaceuticals, Colonial Properties, the High Museum of Art, the Woodruff Arts Center, and Children’s Healthcare of Atlanta. Spiegel is also a member of the Dean’s Advisory Council at the Goizueta Business School at Emory University.

Spiegel received a bachelor’s degree in economics and political science from Wabash College in 1963 and a master’s of business administration from the Goizueta Business School at Emory University in 1965. He was a doctoral candidate at the Nova Southeastern University in Fort Lauderdale, Florida from 1993 to 1999.

About S1 Corporation

S1 Corporation is a leading global provider of integrated front-office applications for more than 4,000 banks and insurance providers around the world. Comprised of applications that address virtually every market segment and delivery channel, S1 solutions help integrate and optimize an institution’s entire front office, resulting in increased operational efficiencies, revenue opportunities and overall customer satisfaction. S1 is the only provider with the proven experience, breadth of products and financial strength to empower financial services companies’ enterprise strategies. Additional information about S1 is available at www.s1.com.

CONTACT: S1 Coporation, Atlanta
Matthew Hale, 404-923-3500
matt.hale@s1.com

or

Public Relations
Peter K. Herbert, 404-923-6647
peter.herbert@S1.com